Exhibit 1.01

$2,000,000,000

SS&C TECHNOLOGIES, INC.

5.500% SENIOR NOTES DUE 2027

PURCHASE AGREEMENT

March 14, 2019

March 14, 2019

Morgan Stanley & Co. LLC

As Representative of the Initial Purchasers

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

SS&C Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (as defined herein) (the “Issuer”), proposes to issue and sell to the several purchasers named in Schedule I hereto (the “Initial Purchasers”) $2,000,000,000 aggregate principal amount of the Issuer’s 5.500% Senior Notes due 2027 (the “Notes”). Morgan Stanley & Co. LLC has agreed to act as the representative of the several Initial Purchasers (the “Representative”) in connection with the offering and sale of the Notes.

The Securities (as defined herein) will be issued pursuant to the provisions of an indenture, to be dated as of the Closing Date (as defined herein) (the “Indenture”), among the Issuer, the Guarantors (as defined herein) and Wilmington Trust, N.A., as trustee (the “Trustee”).

The payment of principal of, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by (i) SS&C Technologies Holdings, Inc., a Delaware corporation (the “Company”), (ii) the other entities listed on the signature pages hereof as “Guarantors” and (iii) any subsidiary of the Company formed or acquired after the Closing Date that executes an additional guarantee in accordance with the terms of the Indenture, and their respective successors and assigns (the entities described in clauses (i), (ii) and (iii) above, collectively, the “Guarantors”), pursuant to their guarantees (the “Guarantees”). The Notes and the Guarantees are herein collectively referred to as the “Securities.”

This Agreement, the Securities and the Indenture are referred to in this Agreement collectively as the “Transaction Documents.”

The Issuer understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Time of Sale Memorandum (as defined herein) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) on the terms set forth in the Time of Sale Memorandum (the first time when sales of the Securities are made is referred to as the “Time of Sale”). The Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act (“Rule 144A”) and in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”). Pursuant to the terms of the Securities and the Indenture, investors who acquire Securities shall be deemed to have agreed that Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A or Regulation S). The Issuer hereby confirms that it has authorized the use of the Time of Sale Memorandum, the Final Memorandum (as defined herein) and the Recorded Road Show (as defined in Schedule II hereto) in connection with the offer and sale of the Securities by the Initial Purchasers.

In connection with the sale of the Securities, the Issuer has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum, dated March 14, 2019 (the “Preliminary Memorandum”), and prepared and delivered to each Initial Purchaser copies of a pricing supplement, dated the date hereof (the “Pricing Supplement”), describing the terms of the Securities, each for use by such Initial Purchaser in connection with its solicitation of offers to purchase the Securities. For purposes of this Agreement, “Additional Written Offering Communication” means any written communication (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Preliminary Memorandum, the Pricing Supplement or the Final Memorandum; “Time of Sale Memorandum” means the Preliminary Memorandum together with the Pricing Supplement and each Additional Written Offering Communication or other information, if any, each identified in Schedule II hereto under the caption Time of Sale Memorandum; and “General Solicitation” means any offer to sell or solicitation of an offer to buy the Securities by any form of general solicitation or advertising (as those terms are used in Regulation D under the Securities Act). Promptly after this Agreement is executed and delivered, the Issuer will prepare and deliver to each Initial Purchaser a final offering memorandum, dated the date hereof (the “Final Memorandum”). As used herein, the terms “Preliminary Memorandum,” “Time of Sale Memorandum” and “Final Memorandum” shall include the documents, if any, incorporated by reference therein on the date hereof.

1. Representations and Warranties. Each of the Issuer and the Guarantors (including the Company), jointly and severally, hereby represents and warrants to, and agrees with each Initial Purchaser that, as of the Time of Sale and as of the Closing Date:

(a) (i) Each document, if any, filed or to be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder, (ii) the Time of Sale Memorandum as of the Time of Sale does not, and as of the Closing Date (as defined herein) will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) any Additional Written Offering Communication prepared, used or referred to by the Issuer, when considered together with the Time of Sale Memorandum, at the time of its use did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iv) any General Solicitation that is not an Additional Written Offering Communication, made by the Issuer or by the Initial Purchaser with the consent of the Issuer, when considered together with the Time of Sale Memorandum, at the time when made or used did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (v) the Final Memorandum as of its date and as of the Closing Date will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements in or omissions from the Time of Sale Memorandum, the Final Memorandum, Additional Written Offering Communication or General Solicitation based upon information relating to any Initial Purchaser furnished to the Issuer in writing by such Initial Purchaser through the Representative expressly for use therein.

(b) Except for the Additional Written Offering Communications, if any, identified in Schedule II hereto, including electronic road shows and furnished to the Representative before first use, the Issuer has not prepared, used or referred to, and will not, without the Representative’s prior consent, prepare, use or refer to, any Additional Written Offering Communication.

(c) The documents (including parts of such documents) incorporated or deemed to be incorporated by reference in the Time of Sale Memorandum and the Final Memorandum when they became effective or at the time they were or hereafter are filed with the Commission, conformed in all material respects to the requirements of the Exchange Act, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Time of Sale Memorandum or the Final Memorandum, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Memorandum and to enter into and perform its obligations under each of the Transaction Documents, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(e) (i) Each of the Company’s subsidiaries has been duly organized, is validly existing as an entity in good standing under the laws of the jurisdiction of its organization, has the power and authority to conduct its business as currently conducted and to enter into and perform its obligations under each of the Transaction Documents to which it is a party, and to own and lease the properties it now owns and leases and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; (ii) all of the issued shares of capital stock or equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable (to the extent legally applicable); and (iii) except as described in the Time of Sale Memorandum and except for directors’ qualifying shares, all of the issued shares of capital stock or equity interests of each subsidiary of the Company are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(f) The Issuer and each of the Guarantors has full right, power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated thereby has been duly and validly taken.

(g) This Agreement has been duly authorized, executed and delivered by the Issuer and each Guarantor.

(h) The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Notes are to be issued.

(i) The Guarantees of the Notes on the Closing Date will be in the respective forms contemplated by the Indenture and have been duly authorized for issuance pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by each of the Guarantors and, when the Notes have been authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, the Guarantees of the Notes will constitute valid and binding agreements of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Guarantees are to be issued.

(j) The Indenture has been duly authorized and, on the Closing Date, will have been duly executed and delivered by the Issuer and each Guarantor, and will constitute a valid and binding agreement of, the Issuer and each Guarantor, enforceable against the Issuer and each Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(k) The Notes and the Guarantees to be purchased by the Initial Purchasers from the Issuer will on the Closing Date be in the form contemplated by the Indenture. The Securities and the Indenture will conform to the descriptions thereof in the Time of Sale Memorandum and the Final Memorandum.

(l) At December 31, 2018, on a consolidated basis, after giving pro forma effect to the issuance and sale of the Notes pursuant hereto, the Company would have an authorized and outstanding capitalization as set forth in the Time of Sale Memorandum and the Final Memorandum under the caption “Capitalization” (other than for subsequent issuances of capital stock, if any, pursuant to employee benefit plans described in the Time of Sale Memorandum and the Final Memorandum or upon exercise of outstanding options described in the Time of Sale Memorandum and the Final Memorandum).

(m) Neither the Company nor any of its subsidiaries is (i) in violation of its certificate of incorporation or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”); or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not be materially adverse to the Company and its subsidiaries, taken as a whole.

(n) The Issuer’s and the Guarantors’ execution, delivery and performance of the Transaction Documents to which they are parties and consummation of the transactions contemplated thereby and by the Time of Sale Memorandum and the Final Memorandum (i) will not result in any violation of the provisions of the charter, bylaws or similar organizational document of the Company or any of its subsidiaries, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, Defaults, liens, charges or encumbrances as would not be materially adverse to the Company and its subsidiaries, taken as a whole, and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any of its subsidiaries. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(o) No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the Issuer’s and the Guarantors’ execution, delivery and performance of the Transaction Documents, or the issuance and delivery of the Securities, or consummation of the transactions contemplated hereby and thereby and by the Time of Sale Memorandum, except such as have been obtained or made by the Issuer and are in full force and effect under the Securities Act and applicable securities laws of the several states of the United States.

(p) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, management, financial position, stockholders equity or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum.

(q) Subsequent to the respective dates as of which information is given in each of the Time of Sale Memorandum and the Final Memorandum, (i) the Company and its subsidiaries, taken as a whole, have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries, taken as a whole, except in each case as disclosed in each of the Time of Sale Memorandum and the Final Memorandum, respectively.

(r) There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject (i) other than proceedings accurately described in all material respects in the Time of Sale Memorandum and proceedings that would not have a material adverse effect on the Company or its subsidiaries, taken as a whole, or on the power or ability of the Issuer and the Guarantors’ to perform their respective obligations under the Transaction Documents or to consummate the transactions contemplated by the Time of Sale Memorandum or (ii) that are required to be described in the Time of Sale Memorandum and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Time of Sale Memorandum that are not described as required.

(s) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(t) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(u) The Issuer and each Guarantor is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Time of Sale Memorandum will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(v) None of the Issuer, any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”), or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer makes no representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act. None of the Issuer, its Affiliates, or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Issuer makes no representation or warranty) has made any General Solicitation that is not an Additional Written Offering Communication other than General Solicitations listed on Schedule II hereto or those made with the prior written consent of the Representative. With respect to those Securities sold in reliance upon Regulation S, (i) none of the Issuer, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer makes no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Issuer and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer makes no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

(w) Subject to compliance by the Initial Purchasers with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Time of Sale Memorandum to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(x) The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

(y) (i) None of the Company or its subsidiaries or affiliates, or any director (in their role as a director of the Company or its subsidiaries or affiliates, respectively) or officer thereof, or, to the Company’s knowledge, any agent, employee or representative of the Company or of any of its subsidiaries or affiliates, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (“Government Official”) in order to influence official action, or to any person in violation of the Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010 or, to the Company’s knowledge, any other applicable anti-corruption laws; (ii) the Company and its subsidiaries and affiliates have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; and (iii) neither the Company nor its subsidiaries will use, directly or indirectly, the proceeds of the offering of the Notes in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.

(z) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of all jurisdictions where the Company and its subsidiaries, respectively, conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”). No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator with respect to the Anti- Money Laundering Laws involving the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened.

(aa) (i) None of the Company, any of its subsidiaries, or any director, officer, or employee thereof, or, to the Company’s knowledge, any agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) , the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), or

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria).

(ii) The Company will not, directly or indirectly, use the proceeds of the offering of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to fund any activities or business of or with any Person or in any country or territory that, at the time of such funding, is the subject of Sanctions; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) Since January 1, 2014, the Company and its subsidiaries have not engaged in, are not now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions

(bb) To the Company’s knowledge, PricewaterhouseCoopers LLP, Hartford, Connecticut, (“PwC CT”) who has certified certain financial statements of the Company and its subsidiaries, is an independent public accountant as required by the Securities Act and the rules and regulations of the Commission thereunder.

(cc) To the Company’s knowledge, PricewaterhouseCoopers LLP, Kansas City, Missouri, (“PwC MO”) who has certified certain financial statements of DST Systems, Inc. (“DST”) and its subsidiaries, is an independent public accountant with respect to DST and its subsidiaries as required by the Securities Act and the rules and regulations of the Commission thereunder.

(dd) (i) The consolidated financial statements and schedules of the Company and its subsidiaries, and the related notes thereto, included and/or incorporated by reference in the Time of Sale Memorandum comply in all material respects with the applicable requirements of the Securities Act and the related published rules and regulations of the Commission; present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates of such financial statements and schedules, and the results of operations and cash flows of the Company for the respective periods covered thereby. (ii) To the knowledge of the Company, the consolidated financial statements and schedules of DST, and the related notes thereto, included in the Time of Sale Memorandum comply in all material respects with the applicable requirements of the Securities Act and the related published rules and regulations of the Commission and present fairly in all material respects the financial position of DST and its consolidated subsidiaries as of the dates indicated and the results of operations and cash flows of DST and its consolidated subsidiaries for the periods specified. Such statements, schedules and related notes in subparagraph (i) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis as certified by the independent public accountant named in paragraph (bb) above and to the Company’s knowledge, such statements, schedules and related notes in subparagraph (ii) have been prepared in accordance with GAAP applied on a consistent basis as certified by the independent public accountant named in paragraph (cc) above. (iii) The financial data set forth in the Time of Sale Memorandum under the caption “Summary Historical Consolidated Financial Information” fairly present the information set forth therein on a basis consistent with that of the audited financial statements contained in the Time of Sale Memorandum. (iv) The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum present the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(ee) The pro forma consolidated financial statements of the Company and its subsidiaries and the related notes thereto incorporated by reference into the Time of Sale Memorandum have been prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Time of Sale Memorandum. The pro forma adjustments used therein are appropriate to give effect to the transactions or circumstances described therein, and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data.

(ff) The statistical and market-related data contained in the Time of Sale Memorandum are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate, and such data agree with the sources from which they were derived.

(gg) Except as described in the Time of Sale Memorandum, the Company and its subsidiaries own, possess or have the right to use all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and other similar intellectual property rights currently employed by them in connection with the business now operated by them, and, except as described in the Time of Sale Memorandum, neither the Company nor any of its subsidiaries has received any written or, to the knowledge of the Company’s officers, oral notice of infringement of or conflict with rights of others with respect to any of the foregoing that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and its subsidiaries, taken as a whole; except as described in the Time of Sale Memorandum, the Company and its subsidiaries have taken all reasonable steps necessary to secure from their employees and contractors assignment of all rights of such persons in any intellectual property rights of the Company and its subsidiaries; except as described in the Time of Sale Memorandum, the Company has no knowledge of any infringement or unauthorized use by any third party of any intellectual property rights of the Company and its subsidiaries, except for any such infringement or unauthorized use that would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; except as described in the Time of Sale Memorandum, the Company is not aware of outstanding options, licenses or agreements that grant to any third parties rights under any intellectual property rights of the Company and its subsidiaries which are required to be set forth in the Time of Sale Memorandum; the Company and its subsidiaries have taken reasonable measures to prevent the unauthorized dissemination or publication of their confidential information and, to the extent contractually required to do so, the confidential information of third parties in their possession.

(hh) The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, other than such certificates, authorizations and permits the failure to so possess would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, and neither the Company nor any of its subsidiaries has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and its subsidiaries, taken as a whole, except as described in the Time of Sale Memorandum.

(ii) The Company and its subsidiaries have good and valid title to all personal and real property owned by them which is material to the business of the Company and its subsidiaries, taken as a whole, in each case free and clear of all mortgages, liens, adverse claims, encumbrances and defects except such as are disclosed in the Time of Sale Memorandum or such as do not materially affect the value of such property and do not interfere materially with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere materially with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries, in each case except as described in the Time of Sale Memorandum.

(jj) The Company and its subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the Time of Sale Memorandum and the Final Memorandum, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets, except where such failure to pay or file, or such deficiency, would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(kk) The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company reasonably believes to be prudent and customary in the businesses in which they are engaged; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, except as described in the Time of Sale Memorandum.

(ll) None of the Issuer or any of the Guarantors has taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Securities.

(mm) Each of the Issuer and the Guarantors is, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such person does not have unreasonably small capital.

(nn) The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of Rule 13a-15(a) of the Exchange Act and that has been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Based on the Company’s most recent evaluation of its internal control over financial reporting pursuant to Rule 13a-15(c) of the Exchange Act, (i) there are no material weaknesses in the Company’s internal control over financial reporting (whether or not remediated) and (ii) there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(oo) The Company maintains a system of “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(pp) Neither the Company nor any of its subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(qq) No material labor dispute with the employees of the Company or any of its subsidiaries exists, except as described in the Time of Sale Memorandum, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(rr) Except as described in the Time of Sale Memorandum or except as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business of the Company and its subsidiaries, taken as a whole, to the Company’s knowledge:

(i) the information technology used by the Company and its subsidiaries in their businesses, including, without limitation, hardware, proprietary and third party software, networks, peripherals and associated documentation (the “IT Systems”) and business records that are materially used or materially required for use by the Company and its subsidiaries are recorded, stored, maintained or operated or otherwise held and owned by Company and its subsidiaries and are not dependent on any facilities or systems which are not under the ownership or control of the Company and its subsidiaries, except those which have been outsourced to or which are otherwise held and owned by reputable third-party providers;

(ii) the Company and each of its subsidiaries are licensed or otherwise authorized to use all material IT Systems for the foreseeable future in the same material manner in which they are used at the date hereof and do not share any material user rights with any other person;

(iii) there has been no material security breach or other material compromise of any of the Company’s or its subsidiaries’ material IT Systems or data and the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any material security breach or other material compromise to their material IT Systems or data; and

(iv) the Company and its subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices.

(ss) To the Company’s knowledge, no material software developed by the Company or any of its subsidiaries in the conduct of their respective businesses contains any bug, defect or other error that materially adversely affects, or could reasonably be expected to materially adversely affect, the value, functionality, performance or security of such software, and no unauthorized access, use, intrusion, disclosure or other breach of security with respect to the Company’s or its subsidiaries’ data, or their respective customers’ or other third party material data, has occurred due to, or been enabled by, a security vulnerability of such software.

(tt) No relationship, direct or indirect, exists between or among any of Company or any affiliate of the Company, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Company or any affiliate of the Company, on the other hand, which is required by the Securities Act to be disclosed in a registration statement on Form S-1 which is not so disclosed in the Time of Sale Memorandum. There are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company or any affiliate of the Company to or for the benefit of any of the officers or directors of the Company or any affiliate of the Company or any of their respective family members.

(uu) The Issuer, the Guarantors and their respective affiliates and all persons acting on their behalf (other than the Initial Purchasers, as to whom the Issuer and the Guarantors make no representation) have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside the United States and, in connection therewith, the Time of Sale Memorandum will contain the disclosure required by Rule 902 of Regulation S under the Securities Act. The Company is a “reporting issuer,” as defined in Rule 902 of Regulation S under the Securities Act.

2. Agreements to Sell and Purchase. Each of the Issuer and the Guarantors hereby agrees to issue and sell to the Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Issuer and the Guarantors the respective principal amount of Securities set forth in Schedule I hereto opposite its name at a purchase price of 99.5% of the principal amount thereof (the “Purchase Price”), plus accrued and unpaid interest, if any, from March 28, 2019 to the Closing Date (as defined below).

3. Terms of Offering. The Representative has advised the Issuer that the Initial Purchasers will make an offering of the Securities purchased by the Initial Purchasers hereunder as soon as practicable after this Agreement is entered into as in the Representative’s judgment is advisable.

4. Payment and Delivery. Payment for the Securities shall be made to the Issuer in Federal or other funds immediately available in New York City against delivery of such Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on March 28, 2019, or at such other time on the same or such other date, not later than April 2, 2019, as shall be designated in writing by the Representative. The time and date of such payment are hereinafter referred to as the “Closing Date.” Such delivery and payment shall be made at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022 (or such other place as may be agreed to by the Issuer and the Representative). The Issuer hereby acknowledges that circumstances under which the Representative may provide notice to postpone the Closing Date as originally scheduled include, but are in no way limited to, any determination by the Issuer or the Initial Purchasers to recirculate to investors copies of an amended or supplemented Offering Memorandum or a delay as contemplated by the provisions of Section 10 hereof.

The Securities shall be in definitive form or global form, as specified by the Representative, and registered in such names and in such denominations as the Representative shall request in writing not later than one full business day prior to the Closing Date. The Securities shall be delivered to the Representative on the Closing Date for the respective accounts of the Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a condition to the obligations of the Initial Purchasers.

5. Conditions to the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Securities as provided herein on the Closing Date are subject to the satisfaction or waiver, as determined by the Representative in their sole discretion of the following conditions precedent on or prior to the Closing Date:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum (excluding any amendments or supplements thereto) that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum.

(b) The representations and warranties of the Issuer and the Guarantors contained in this Agreement shall be true and correct on and as of the Time of Sale and on and as of the Closing Date as if made on and as of the Closing Date; the Issuer and the Guarantors shall have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date.

(c) The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, on behalf of the Issuer and each Guarantor, to the effect set forth in Section 5(a)(i) and 5(a)(ii), and further to the effect that the representations and warranties of the Issuer and the Guarantors contained in this Agreement are true and correct as of the Closing Date and that the Issuer and the Guarantors have complied in all material respects with all of the agreements and satisfied all of the conditions on their part to be performed or satisfied hereunder on or before the Closing Date. The officers signing and delivering such certificates may rely upon the best of his or her knowledge as to proceedings threatened.

(d) The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance letter of Simpson Thacher & Bartlett LLP, outside counsel for the Issuer and the Guarantors, dated the Closing Date, to the effect set forth in Exhibits A-1 and A-2. Such opinion and letter shall be rendered to the Representative at the request of the Issuer and shall so state therein.

(e) The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance letter of Shearman & Sterling LLP, counsel for the Initial Purchasers, dated the Closing Date, with respect to such matters as may be reasonably requested by the Representative.

(f) On the date hereof, the Initial Purchasers shall have received from each of PwC CT, the independent registered public accounting firm for the Company, and PwC MO, the independent registered public accounting firm for DST, a “comfort letter” dated the date hereof addressed to the Initial Purchasers, in form and substance satisfactory to the Representative, each covering certain of the financial information in the Time of Sale Memorandum and other customary matters. In addition, on the Closing Date, the Representative shall have received from each of such accountants a “bring-down comfort letter” dated the Closing Date addressed to the Initial

Purchasers, in form and substance satisfactory to the Representative, each in the form of the “comfort letters” delivered on the date hereof, except that (i) it shall cover the financial information in the Final Memorandum and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than 3 days prior to the Closing Date.

(g) The Initial Purchasers shall have received, on each of the date hereof and the Closing Date, a certificate dated the date hereof or the Closing Date, as the case may be, in form and substance reasonably satisfactory to the Representative, from the Company’s Chief Financial Officer, containing statements and information of the type ordinarily included in a “CFO Certificate” each providing “management comfort” with respect to certain financial information contained in the Time of Sale Memorandum and the Final Memorandum.

(h) The Issuer and the Guarantors shall have executed and delivered the Indenture, in form and substance reasonably satisfactory to the Representative, and the Representative shall have received executed copies thereof.

(i) The sale of the Securities shall not be enjoined (temporarily or permanently) on the Closing Date.

(j) On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such information, documents, letters and opinions as they may reasonably request for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representative by notice to the Issuer at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 6(g), 8 and 11 hereof shall at all times be effective and shall survive such termination.

6. Covenants of the Issuer and the Guarantors. Each of the Issuer and the Guarantors covenants jointly and severally with each Initial Purchaser as follows:

(a) To furnish to the Representative in New York City, without charge, as promptly as practicable following the Time of Sale and in any event not later than the second business day following the date hereof and during the period mentioned in Section 6(d) or (e), as many copies of the Time of Sale Memorandum, the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.

(b) Before amending or supplementing the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, to furnish to the Representative a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which the Representative reasonably object.

(c) To furnish to the Representative a copy of each proposed Additional Written Offering Communication to be prepared by or on behalf of, used by, or referred to by the Issuer and not to use or refer to any proposed Additional Written Offering Communication to which the Representative reasonably objects.

(d) If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or if, in the opinion of the counsel for the Initial Purchasers, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers and to any dealer upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances under which they are made, when delivered to a Subsequent Purchaser, be misleading or so that the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.

(e) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances under which they are made, when delivered to a Subsequent Purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

(f) (i) To cooperate with the Representative and counsel for the Initial Purchasers to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or any other jurisdictions designated by the Initial Purchasers, and to comply with such laws and to continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities and (ii) to advise the Representative promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, to use its best efforts to obtain the withdrawal thereof at the earliest possible moment. Notwithstanding the foregoing, none of the Issuer or any of the Guarantors shall be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation.

(g) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Issuer’s counsel and the Company’s accountants and other advisors in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the issuance and sale of the Securities, including, without limitation, in connection with the preparation, printing, filing, shipping and distribution of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, any Additional Written Offering Communication and any amendments and supplements to any of the foregoing, this Agreement, the Indenture and the Securities, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum (such fees and disbursements of counsel for the Initial Purchasers pursuant to this clause (iii) not to exceed $10,000), (iv) any fees charged by rating agencies for the rating of the Securities, (v) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading any appropriate market system, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Securities, (viii) the costs and expenses of the Issuer relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Issuer, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and half of the cost of any aircraft chartered in connection with the road show with the prior approval of the Issuer, (ix) the document production charges and expenses associated with printing this Agreement and (x) all other cost and expenses incident to the performance of the obligations of the Issuer hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 11, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

(h) Neither the Issuer nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Issuer to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to the Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(i) To furnish you with any proposed General Solicitation to be made by the Issuer or on its behalf before its use, and not to make or use any proposed General Solicitation without your prior written consent.

(j) While any of the Securities remain outstanding, to make available, upon request, to any holder of such Securities and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Securities Act, unless at such time the Issuer shall be subject to Section 13 or 15(d) of the Exchange Act and shall have filed all reports required to be filed pursuant to such Sections and the related rules and regulations of the Commission.

(k) During the period of one year after the Closing Date, neither the Issuer nor any of the Guarantors will be, nor will any become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(l) None of the Issuer, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Issuer and its Affiliates and each person acting on its or their behalf (other than the Initial Purchasers) will comply with the offering restrictions requirement of Regulation S.

(m) The Issuer will not, and will not permit any person that is an affiliate (as defined in Rule 144 under the Securities Act) at such time (or has been an affiliate within the three months preceding such time) to resell any of the Securities that have been acquired by any of them.

(n) Not to take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

(o) To apply the net proceeds from the sale of the Securities in the manner described under the caption “Use of Proceeds” in the Time of Sale Memorandum and the Final Memorandum.

(p) During the period of 90 days following the date hereof, the Company will not and will not permit any of its subsidiaries to, without the prior written consent of the Representative (which consent may be withheld at the sole discretion of the Representative), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company or any subsidiary of the Company or securities exchangeable for or convertible into debt securities of the Company or any subsidiary of the Company (other than as contemplated by this Agreement).

(q) The Issuer will deliver to each Initial Purchaser (or its agent), on the date of execution of this Agreement, a properly completed and executed Certification Regarding Beneficial Owners of Legal Entity Customers, together with copies of identifying documentation, and the Issuer undertakes to provide such additional supporting documentation as each Initial Purchaser may reasonably request in connection with the verification of the foregoing Certification.

7. Offering of Securities; Restrictions on Transfer. (a) Each Initial Purchaser, severally and not jointly, represents and warrants that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”). Each Initial Purchaser, severally and not jointly, agrees with the Issuer that (i) it will not solicit offers for, or offer or sell, such Securities by any General Solicitation, other than a permitted communication listed on Schedule II hereto, or those made with the prior written consent of the Issuer, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) it will sell such Securities only to persons that it reasonably believes to be QIBs, and (iii) in the case of offers outside the United States it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be persons other than U.S. persons (“foreign purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the caption “Transfer Restrictions”.

(b) Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

(i) such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Issuer that would permit a public offering of the Securities, or possession or distribution of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

(ii) [reserved]

(iii) the Securities have not been registered under the Securities Act and may not be sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or Regulation S under the Securities Act;

(iv) such Initial Purchaser has offered the Securities and will offer and sell the Securities (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 7(a); accordingly, neither such Initial Purchaser, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such Initial Purchaser, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S; and

(v) [reserved]

(vi) [reserved]

(vii) [reserved]

(viii) such Initial Purchaser agrees that, at or prior to confirmation of sales of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

Terms used in this Section 7(b) have the meanings given to them by Regulation S.

8. Indemnity and Contribution. (a) Each of the Issuer and the Guarantors, jointly and severally, agrees to indemnify and hold harmless each Initial Purchaser, its directors and officers and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of each Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Issuer, any General Solicitation made by the Issuer or the Final Memorandum or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Issuer in writing by such Initial Purchaser through the Representative expressly for use in the Preliminary Memorandum, the Pricing Supplement, any Additional Written Offering Communication, General Solicitation or the Final Memorandum (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Issuer and the Guarantors may otherwise have.

(b) Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Issuer, each Guarantor, each of their respective directors and officers and each person, if any, who controls the Issuer or any Guarantor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Issuer and the Guarantors to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Issuer in writing by such Initial Purchaser through the Representative expressly for use in the Preliminary Memorandum, the Pricing Supplement, any Additional Written Offering Communication or the Final Memorandum (or any amendment or supplement thereto). Each of the Issuer and the Guarantors hereby acknowledges that the only information that the Initial Purchasers through the Representative has furnished to the Issuer expressly for use in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Communication set forth in Schedule II hereto, General Solicitation set forth in Schedule II hereto, or the Final Memorandum (or any amendment or supplement thereto) are the statements set forth in the first sentence of the third paragraph, the fourth sentence of the seventh paragraph, the eighth paragraph and the ninth paragraph, all under the caption “Plan of Distribution” in the Preliminary Memorandum and the Final Memorandum. The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Initial Purchaser may otherwise have.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing; provided, however, that (1) the failure to so notify the indemnifying party shall not relieve it from any liability which it may have under this Section 8 except to the extent that it has been materially prejudiced through the forfeiture of substantive rights or defenses by such failure and (2) the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability that the indemnifying party may have to an indemnified party other than under this Section 8. The indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonably incurred fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (i) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Initial Purchasers and all persons, if any, who control the Initial Purchasers within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or who are affiliates of the Initial Purchasers within the meaning of Rule 405 under the Securities Act and (ii) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Issuer, its directors, its officers and each person, if any, who controls the Issuer within the meaning of either such Section. Such firm shall be designated in writing by the Representative, in the case of parties indemnified pursuant to Section 8(a), and by the Issuer, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer and the Guarantors on the one hand and the Initial Purchasers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Issuer and the Guarantors on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Issuer and the Guarantors on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Issuer and the total discounts and commissions received by the Initial Purchasers bear to the aggregate offering price of the Securities. The relative fault of the Issuer and the Guarantors on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or the Guarantors, or by the Initial Purchasers, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder as set forth opposite their names in Schedule I hereto, and not joint.

(e) The Issuer and the Guarantors and Initial Purchasers agree that it would not be just or equitable if contribution pursuant to Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Issuer contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser or by or on behalf of the Issuer, its officers or directors or any person controlling the Issuer and (iii) acceptance of and payment for any of the Securities.

9. Termination. The Representative may terminate this Agreement by notice given by you to the Issuer, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the NYSE MKT, The NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company or the Issuer shall have been suspended on any exchange or in any over the counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in the Representative’s judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the Representative’s judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum or the Final Memorandum.

10. Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, any one or more of the Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one tenth of the aggregate principal amount of Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as may be specified by the Representative with the consent of the non-defaulting Initial Purchasers, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on the Closing Date; provided that in no event shall the principal amount of Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one ninth of such principal amount of Securities without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one tenth of the aggregate principal amount of Securities to be purchased on the Closing Date, and arrangements satisfactory to the non-defaulting Initial Purchasers and the Issuer for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or of the Issuer or any Guarantor except that the provisions of Sections 6(g), 8 and 11 hereof shall at all times be effective and shall survive such termination. In any such case either the Representative or the Issuer shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Time of Sale Memorandum, the Final Memorandum or in any other documents or arrangements may be effected. As used in this Agreement, the term “Initial Purchaser” shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 10. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

11. Reimbursement of the Expenses of the Initial Purchasers. If this Agreement shall be terminated by the Representative pursuant to Section 9 or because of any failure or refusal on the part of the Issuer or any Guarantor to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Issuer or any Guarantor shall be unable to perform its obligations under this Agreement, the Issuer and the Guarantors, jointly and severally, will reimburse each Initial Purchaser, severally, upon demand for all out of pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

12. Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Issuer and the Initial Purchasers with respect to the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, the conduct of the offering, and the purchase and sale of the Securities.

(b) This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuer, the Guarantors and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

(c) The Issuer acknowledges that in connection with the offering of the Securities: (i) the Initial Purchasers have acted at arms length, are not agents of, and owe no fiduciary duties to, the Issuer, the Guarantors or any other person, (ii) the Initial Purchasers owe the Issuer only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement) if any, (iii) the Initial Purchasers may have interests that differ from those of the Issuer and the Guarantors, and (iv) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Issuer and the Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. The Issuer and the Guarantors waive to the full extent permitted by applicable law any claims they may have against the Initial Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

13. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

14. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the indemnified parties referred to in Section 8 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any Subsequent Purchaser or other purchaser of the Securities as such from any of the Initial Purchasers merely by reason of such purchase.

15. Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

16. Authority of the Representative. Any action by the Initial Purchasers hereunder may be taken by the Representative on behalf of the Initial Purchasers, and any such action taken by the Representative shall be binding upon the Initial Purchasers.

17. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

18. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

19. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Initial Purchasers shall be delivered, mailed or sent to the Representative: Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: High Yield Syndicate Desk, with a copy to the Legal Department; and if to the Issuer shall be delivered, mailed or sent to SS&C Technologies, Inc., 80 Lamberton Road, Windsor, Connecticut 06095, Attention: General Counsel and a copy to Simpson Thacher & Bartlett LLP, 2475 Hanover Street, Palo Alto, CA 94304, Attention: William B. Brentani.

20. Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Initial Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any interest and obligation in or under this Agreement, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Initial Purchaser that is a Covered Entity or a BHC Act Affiliate of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 20, the following terms shall have the respective meanings set out below:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding, please indicuate your acceptance of this Agreement by signing in the space provided below.

Very truly yours, SS&C TECHNOLOGIES, INC.

By:	/s/ Patrick J. Pedonti
	Name:	Patrick J. Pedonti
	Title:	Senior Vice President and Chief
Financial Officer

SS&C TECHNOLOGIES HOLDINGS, INC., as a Guarantor

By:	/s/ Patrick J. Pedonti
	Name:	Patrick J. Pedonti Senior Vice President, Chief Financial Officer and Treasurer
Title:

ADVENT SOFTWARE, INC., as a Guarantor

By:	/s/ Patrick J. Pedonti
	Name:	Patrick J. Pedonti Vice President and Treasurer
Title:

[Signature page to Purchase Agreement]

DST ASSET MANAGER SOLUTIONS, INC.,
as a Guarantor

By:	/s/ Patrick J. Pedonti
Name: Patrick J. Pedonti
Title: Vice President and Treasurer

DST HEALTHCARE HOLDINGS, INC.,
as a Guarantor

By:	/s/ Patrick J. Pedonti
Name: Patrick J. Pedonti
Title: Vice President and Treasurer

DST PHARMACY SOLUTIONS, INC.,
as a Guarantor

By:	/s/ Patrick J. Pedonti
Name: Patrick J. Pedonti
Title: Senior Vice President and Treasurer

DST SYSTEMS, INC., as a Guarantor

By:	/s/ Patrick J. Pedonti
Name: Patrick J. Pedonti
Title: Executive Vice President and Treasurer

[Signature Page to Purchase Agreement]

EZE CASTLE SOFTWARE LLC., as a Guarantor

By:	/s/ Patrick J. Pedonti
	Name:	Patrick J. Pedonti
	Title:	Assistant Secretary

FINANCIAL MODELS COMPANY LTD., as a Guarantor

By:	/s/ Patrick J. Pedonti
	Name:	Patrick J. Pedonti
	Title:	Vice President and Treasurer

HUB DATA, INC., as a Guarantor

By:	/s/ Patrick J. Pedonti
	Name:	Patrick J. Pedonti
	Title:	Vice President and Treasurer

INTRALINKS, INC., as a Guarantor

By:	/s/ Patrick J. Pedonti
	Name:	Patrick J. Pedonti
	Title:	Vice President and Treasurer

[Signature Page to Purchase Agreement]

SS&C FINANCIAL SERVICES LLC., as a Guarantor

By:	/s/ Patrick J. Pedonti
	Name:	Patrick J. Pedonti
	Title:	Member of the Management
Committee

SS&C FINANCING LLC, as a Guarantor

By: SS&C TECHNOLOGIES HOLDINGS EUROPE S.À.R.L., its sole member

By:	/s/ Patrick J. Pedonti
	Name:	Patrick J. Pedonti
	Title:	Type A Manager

By:	/s/ Marjorie Allo
	Name:	Marjorie Allo
	Title:	Type B Manager

SS&C TECHNOLOGIES CONNECTICUT, LLC., as a Guarantor

By:	/s/ Patrick J. Pedonti
	Name:	Patrick J. Pedonti
	Title:	Senior Vice President

[Signature Page to Purchase Agreement]

WEST SIDE INVESTMENT MANAGEMENT, INC., as a Guarantor

By:	/s/ Patrick J. Pedonti
	Name:	Patrick J. Pedonti
	Title:	Vice President and Treasurer

[Signature Page to Purchase Agreement]

Accepted as of the date hereof Morgan Stanley & Co. LLC Acting on behalf of itself and as the Representative of the several Initial Purchasers named in Schedule I hereto. By: Morgan Stanley & Co. LLC

By:	/s/ Jonathon Rauen
	Name:	Jonathon Rauen
	Title:	Authorized Signatory

[Initial Purchasers’ signature page to Purchase Agreement]

SCHEDULE I

Initial Purchasers	PRINCIPAL AMOUNT of Securities to be Purchased
Morgan Stanley & Co. LLC	$800,000,000
Credit Suisse Securities (USA) LLC	400,000,000
Citigroup Global Markets Inc.	400,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	200,000,000
Oppenheimer & Co. Inc.	200,000,000

Total:	$2,000,000,000

I-1

SCHEDULE II

Permitted Communications

Time of Sale Memorandum

1. Preliminary Memorandum issued March 14, 2019

2. Pricing Supplement dated March 14, 2019

Permitted Additional Written Offering Communications

Each electronic “road show” as defined in Rule 433(h) furnished to the Initial Purchasers prior to use that the Initial Purchasers and Company have agreed may be used in connection with the offering of the Securities (collectively, the “Recorded Road Show”)

Permitted General Solicitations other than Permitted Additional Written Offering Communications set forth above

None

II-1

EXHIBIT A-1

FORM OF OPINION OF COUNSEL FOR THE ISSUER AND THE GUARANTORS

[SEE ATTACHED]

A-1

March [•], 2019

Morgan Stanley & Co. LLC

and the other several Initial

Purchasers named in Schedule I

to the Purchase Agreement

referred to below

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to SS&C Technologies, Inc., a Delaware corporation (the “Issuer”), SS&C Technologies Holdings, Inc., a Delaware corporation (“Parent”), and the subsidiary guarantors listed in Schedule I (the “Schedule I Guarantors”) and Schedule II (the “Schedule II Guarantors”) to this opinion letter (collectively with Parent, the “Guarantors”) in connection with the purchase by you of $2,000,000,000 aggregate principal amount of 5.500% Senior Notes due 2027 (the “Notes”) issued by the Issuer, and unconditionally guaranteed by Parent, the Schedule I Guarantors and the Schedule II Guarantors, pursuant to the Purchase Agreement, dated March 14, 2019 (the “Purchase Agreement”), among the Issuer, the Guarantors and Morgan Stanley & Co. LLC, as representative of each of you, as initial purchasers (the “Initial Purchasers”).

We have examined the Issuer’s and the Guarantors’ preliminary offering memorandum dated March 14, 2019 relating to the Notes and the Guarantees (as defined below) (the “Preliminary Offering Memorandum”), the Issuer’s and the Guarantors’ offering memorandum dated March [14], 2019 relating to the Notes and the Guarantees (the “Offering Memorandum”), in each case, including the documents filed under the Securities Exchange Act of 1934, as

Morgan Stanley & Co. LLC, et al.	-2-	March [●], 2019

amended, that are incorporated by reference in the Preliminary Offering Memorandum and the Offering Memorandum, as the case may be; the pricing supplement dated March 14, 2019 relating to the Notes and the Guarantees (the “Pricing Supplement” and, together with the Preliminary Offering Memorandum, the “Pricing Disclosure Package”); the Indenture, dated as of March [•], 2019 (the “Indenture”), among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”); the global notes representing the Notes; the guarantees whose terms are set forth in the Indenture (the “Guarantees”); and the Purchase Agreement. We have relied as to matters of fact upon the representations and warranties contained in the Purchase Agreement. In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing and upon originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinions set forth below, we have assumed that (1) each Schedule II Guarantor is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered the Purchase Agreement, the Indenture and its Guarantee, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, issuance, delivery and

Morgan Stanley & Co. LLC, et al.	-3-	March [●], 2019

performance by each Schedule II Guarantor of the Purchase Agreement, the Indenture and its Guarantee, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the federal law of the United States, the law of the State of New York, the Delaware General Corporation Law or the Delaware Limited Liability Company Act) and (3) the execution, issuance, delivery and performance by Parent, the Issuer and each Guarantor of the Purchase Agreement, the Indenture, the Notes and its Guarantee, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon Parent, the Issuer or such Guarantor (except that no such assumption is made with respect to the agreement listed on Schedule III hereto).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

Each of Parent, the Issuer and the Schedule I Guarantors is validly existing and in good standing as a corporation or limited liability company under the Delaware General Corporation Law, the Delaware Limited Liability Company Act or under the law of the State of New York, as applicable. Parent has full corporate power and authority to conduct its business as described in the Preliminary Offering Memorandum and the Offering Memorandum.

The Indenture has been duly authorized, executed and delivered by each of Parent, the Issuer and the Schedule I Guarantors and, assuming that the Indenture is the valid and legally binding obligation of the Trustee, the Indenture constitutes a valid and legally binding obligation of the Issuer and the Guarantors enforceable against the Issuer and the Guarantors in accordance with its terms.

The Notes have been duly authorized, executed and issued by the Issuer and, assuming due authentication thereof by the Trustee, upon payment and delivery in accordance with the Purchase Agreement, the Notes will constitute valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their terms and entitled to the benefits of the Indenture.

4. The Guarantees have been duly authorized and issued by Parent and the Schedule I Guarantors and, assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Purchase Agreement, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms and entitled to the benefits of the Indenture.

Morgan Stanley & Co. LLC, et al.	-4-	March [●], 2019

5. The Purchase Agreement has been duly authorized, executed and delivered by each of Parent, the Issuer and the Schedule I Guarantors.

6. The statements made in each of the Pricing Disclosure Package and the Offering Memorandum under the caption “Description of Notes” (including, in the case of the Pricing Disclosure Package, the information contained in the Pricing Supplement), insofar as they purport to constitute summaries of certain terms of the Indenture, the Notes and the Guarantees referred to therein, constitute accurate summaries of such terms in all material respects.

7. The statements made in each of the Pricing Disclosure Package and the Offering Memorandum under the caption “Certain United States Federal Income and Estate Tax Consequences to Non-U.S. Holders”, insofar as they purport to constitute summaries of certain provisions of U.S. federal income and estate tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects.

8. The issue and sale of the Notes by the Issuer, the issue of the Guarantees by the Guarantors, the execution, delivery and performance by the Issuer and the Guarantors of the Purchase Agreement and the execution and delivery of the Indenture by the Issuer and the Guarantors (i) will not breach or result in a default under any loan agreement identified on Schedule III hereto and (ii) will not violate the certificate of incorporation, certificate of formation, by-laws or limited liability agreement, as applicable, of Parent, the Issuer or the Schedule I Guarantors or any federal or New York State statute or the Delaware General Corporation Law, the Delaware Limited Liability Company Act or any rule or regulation that has been issued pursuant to any federal or New York State statute or the Delaware General Corporation Law or the Delaware Limited Liability Company Act, except that it is understood that no opinion is given in this paragraph 8 with respect to any federal or state securities law or any rule or regulation issued pursuant to any federal or state securities law.

9. No consent, approval, authorization or order of, or registration or qualification with, any federal or New York State governmental agency or body or any Delaware State governmental agency or body acting pursuant to the Delaware General Corporation Law or the Delaware Limited Liability Company Act or, to our knowledge, any federal or New York State court or any Delaware State court acting pursuant to the Delaware General Corporation Law or the Delaware Limited Liability Company Act is required for the issue and sale of the Notes by the Issuer, the issue of the Guarantees by the Guarantors and the execution, delivery and performance by the Issuer and the Guarantors of the Purchase Agreement and the execution and delivery of the Indenture by the Issuer and the Guarantors, except that it is understood that no opinion is given in this paragraph 9 with respect to any federal or state securities law or any rule or regulation issued pursuant to any federal or state securities law.

Morgan Stanley & Co. LLC, et al.	-5-	March [●], 2019

10. No registration under the Securities Act of 1933, as amended, of the Notes or the Guarantees and no qualification of the Indenture under the Trust Indenture Act of 1939, as amended, is required for the offer and sale of the Notes and the Guarantees by the Issuer and the Guarantors to the Initial Purchasers or the reoffer and resale of the Notes and the Guarantees by the Initial Purchasers to the initial purchasers therefrom solely in the manner contemplated by the Offering Memorandum, the Purchase Agreement and the Indenture.

11. Neither the Issuer nor any Guarantor is, and after giving effect to the issue and the sale of the Notes and the Guarantees and assuming the application of the proceeds therefrom as described in the Offering Memorandum none of them would as of the date hereof be, an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended.

Our opinions set forth in paragraphs 2, 3 and 4 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion as to the validity, legally binding effect or enforceability of (A) the waiver of rights and defenses contained in Section [•] of the Indenture or (B) Section [•] of the Indenture relating to the [severability][separability] of provisions of such agreement.

Our opinions set forth in paragraphs 8 and 9 above are limited to our review of only the statutes, rules and regulations that, in our experience, are customarily applicable to transactions of the type provided for in the Purchase Agreement and exclude statutes, rules and regulations that are part of a regulatory scheme applicable to any party or any of their affiliates due to the specific assets or business of such party or such affiliates. No opinion is expressed in paragraph 8 as to compliance with any financial or accounting test, or any limitation or restriction expressed as a dollar (or other currency) amount, or based, in whole or in part, on ratio or percentage in the agreement identified in Schedule III hereto.

Morgan Stanley & Co. LLC, et al.	-6-	March [●], 2019

Insofar as our opinions relate to the valid existence and good standing of Parent, the Issuer and the Schedule I Guarantors, such opinions are based solely on confirmation from public officials and certificates of officers of Parent, the Issuer and the Schedule I Guarantors.

In connection with the provisions of the Purchase Agreement [and the Indenture] whereby the parties submit to the jurisdiction of the federal courts of the United States of America [located in the City and County of the state of New York or the courts of the City and County of the State of New York], we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of the Purchase Agreement [and the Indenture] which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a U.S. District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

This opinion letter is rendered to you in connection with the above-described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent, except that the Trustee may rely upon paragraphs 1, 2, 3, 4 and 10, above, as though addressed to it, subject to the qualifications, assumptions and limitations set forth therein related thereof.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

SCHEDULE I GUARANTORS

Entity Name	Jurisdiction of Organization
Advent Software, Inc.	Delaware
DST HealthCare Holdings, Inc.	Delaware
DST Pharmacy Solutions, Inc.	Delaware
DST Systems, Inc.	Delaware
Eze Castle Software LLC	Delaware
Financial Models Company Ltd.	New York
Intralinks, Inc.	Delaware
SS&C Financial Services LLC	Delaware
SS&C Financing LLC	Delaware

SCHEDULE II

SCHEDULE II GUARANTORS

Entity Name	Jurisdiction of Organization
DST Asset Manager Solutions, Inc.	Massachusetts
Hub Data Incorporated	Massachusetts
SS&C Technologies Connecticut, LLC	Connecticut
West Side Investment Management, Inc.	Nevada

SCHEDULE III

SPECIFIED AGREEMENT

Credit Agreement, dated as of July 8, 2015, by and among SS&C Technologies Holdings, Inc., SS&C Technologies, Inc., SS&C European Holdings S.a R.L, SS&C Technologies Holdings Europe S.a R.L., certain of SS&C’s subsidiaries, Deutsche Bank AG New York Branch and certain Lenders and L/C Issuers party thereto, as amended by (a) Amendment No. 1 to the Credit Agreement, dated as of March 2, 2017, by and among SS&C Technologies Holdings, Inc., SS&C Technologies, Inc., SS&C European Holdings S.a R.L, SS&C Technologies Holdings Europe S.a R.L., certain of SS&C’s subsidiaries, Deutsche Bank AG New York Branch and certain Lenders and L/C Issuers party thereto, (b) Second Amendment to Credit Agreement, dated as of March 9, 2018, among SS&C Technologies Holdings, Inc., SS&C Technologies, Inc., SS&C European Holdings S.a R.L, SS&C Technologies Holdings Europe S.a R.L., the Company’s other subsidiaries party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the lenders and L/C issuers party thereto, (c) Commitment Increase Amendment, dated as of October 1, 2018, among SS&C Technologies Holdings, Inc., certain of its subsidiaries and Credit Suisse AG, Cayman Islands Branch, as administrative agent and lender and (d) Commitment Increase Amendment dated as of November 16, 2018, among SS&C Technologies Holdings, Inc., certain of its subsidiaries, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and Deutsche Bank AG New York Branch, as lender.

EXHIBIT A-2

FORM OF NEGATIVE ASSURANCE LETTER OF COUNSEL FOR THE ISSUER AND THE GUARANTORS

[SEE ATTACHED]

March [•], 2019

Morgan Stanley & Co. LLC

and the other several Initial

Purchasers named in Schedule I to the

Purchase Agreement referred to below

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to SS&C Technologies, Inc., a Delaware corporation (the “Issuer”), SS&C Technologies Holdings, Inc., a Delaware corporation (“Parent”), and the subsidiary guarantors listed in Schedule I to this letter (together with Parent, the “Guarantors”), in connection with the purchase by you of $2,000,000,000 aggregate principal amount of 5.500% Senior Notes due 2027 (the “Notes”) issued by the Issuer, and unconditionally guaranteed by the Guarantors, pursuant to the Purchase Agreement, dated March 14, 2019 (the “Purchase Agreement”), among the Issuer, the Guarantors and Morgan Stanley & Co. LLC, as representative of each of you.

We have not independently verified the accuracy, completeness or fairness of the statements made or included in the Issuer’s and the Guarantors’ preliminary offering memorandum dated March 14, 2019 relating to the Notes and the guarantees (the “Guarantees”) of the Guarantors (the “Preliminary Offering Memorandum”); the Issuer’s and the Guarantors’ offering memorandum dated March [14], 2019 relating to the Notes and the Guarantees (the “Offering Memorandum”); the pricing supplement dated March 14, 2019 relating to the Notes and the Guarantees attached as Schedule II to this letter (such pricing supplement, together with the

Morgan Stanley & Co. LLC, et al.	-2-	March [14], 2019

Preliminary Offering Memorandum, the “Pricing Disclosure Package”); or the documents filed under the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum (the “Exchange Act Documents”), and we take no responsibility therefor, except as and to the extent set forth in numbered paragraphs 6 and 7 of our opinion letter to you dated the date hereof.

In connection with, and under the circumstances applicable to, the offering of the Notes and the Guarantees, we participated in conferences with certain officers and employees of the Issuer and the Guarantors, representatives of PricewaterhouseCoopers LLP and your representatives in the course of the preparation by the Issuer and the Guarantors of the Pricing Disclosure Package and the Offering Memorandum (in each case, excluding the Exchange Act Documents) and also reviewed certain records and documents furnished to us, or publicly filed with the Securities and Exchange Commission, by the Issuer and the Guarantors, as well as the documents delivered to you at the closing. Based upon our review of the Pricing Disclosure Package, the Offering Memorandum and the Exchange Act Documents, our participation in the conferences referred to above, our review of the records and documents as described above, as well as our understanding of the U.S. federal securities laws and the experience we have gained in our practice thereunder, nothing has come to our attention that causes us to believe that (a) the Pricing Disclosure Package (including the Exchange Act Documents), as of [        :        ] p.m. (New York City time), on March 14, 2019, being the time you have advised us was the time of the first sale of the Notes and the Guarantees, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (b) the Offering Memorandum (including the Exchange Act Documents), as of its date or as of the date hereof, contained or

Morgan Stanley & Co. LLC, et al.	-3-	March [14], 2019

contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that we express no belief in either of clauses (a) or (b) above with respect to the financial statements or other financial or accounting data contained in, incorporated or by reference in, or omitted from the Pricing Disclosure Package, the Offering Memorandum or the Exchange Act Documents.

This letter is delivered to you in connection with the above-described transaction. This letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

SUBSIDIARY GUARANTORS

Advent Software, Inc.

DST Asset Manager Solutions, Inc.

DST HealthCare Holdings, Inc.

DST Pharmacy Solutions, Inc.

DST Systems, Inc.

Eze Castle Software LLC

Financial Models Company Ltd.

Hub Data Incorporated

Intralinks, Inc.

SS&C Financial Services LLC

SS&C Financing LLC

SS&C Technologies Connecticut, LLC

West Side Investment Management, Inc.

SCHEDULE II

PRICING SUPPLEMENT

[SEE ATTACHED]

FINAL PRICING SUPPLEMENT	STRICTLY CONFIDENTIAL

Dated March 14, 2019

$2,000,000,000

SS&C TECHNOLOGIES, INC.

a direct, wholly owned subsidiary of

SS&C TECHNOLOGIES HOLDINGS, INC.

5.500% SENIOR NOTES DUE 2027

This Pricing Supplement is qualified in its entirety by reference to the preliminary offering memorandum, dated March 14, 2019, of SS&C Technologies, Inc. (the “Preliminary Offering Memorandum”). The information in this Pricing Supplement supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. Other information in the Preliminary Offering Memorandum is deemed to have been supplemented or amended to the extent affected by the information described herein.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Offering Memorandum.

Issuer:	SS&C Technologies, Inc. (the “Issuer”), a direct, wholly owned subsidiary of SS&C Technologies Holdings, Inc. (“Parent,” “we” or “our”)

Security Description:	5.500% Senior Notes due 2027 (the “notes”)

Distribution:	144A/Regulation S (no registration rights)

Principal Amount:	$2,000,000,000

Gross Proceeds:	$2,000,000,000 (before discount and expenses)

Coupon:	5.500%

Offering Price:	100.000% and accrued interest, if any, from March 28, 2019

Yield:	5.500%

Maturity:	September 30, 2027

Interest Payment Dates:	Interest on the notes will accrue at the rate of 5.500% per annum and will be payable semi-annually in arrears on each of March 30 and September 30, commencing on September 30, 2019. Each interest payment will be made to the holders of record on the immediately preceding March 15 and September 15.

Guarantees:	All payments on the notes, including principal and interest, will be fully and unconditionally, jointly and severally, guaranteed on a senior basis by Parent and all of its existing and future wholly owned domestic restricted subsidiaries (other than the Issuer) that guarantee our existing senior secured credit facilities or certain other indebtedness.

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Equity Clawback:	Prior to March 30, 2022, the Issuer may redeem up to 40% of the aggregate principal amount of the notes with the net cash proceeds of certain public equity offerings, at a price equal to 105.500% of the aggregate principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Make-Whole Redemption:	Prior to March 30, 2022, the Issuer may redeem the notes at a redemption price equal to 100% of the principal amount of the notes being redeemed plus a “make-whole” premium at T+50 bps, and accrued and unpaid interest, if any, to, but excluding, the redemption date.

Optional Redemption:	On and after March 30, 2022, the Issuer may redeem the notes at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on March 30 of each of the years indicated below:

Year:	Price:
2022	104.125%
2023	102.750%
2024	101.375%
2025 and thereafter	100.000%

Change of Control Triggering Event:	Put at 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest on the notes repurchased to, but excluding, the repurchase date.

Use of Proceeds:	We expect to use the net proceeds of this offering to repay a portion of our Term B-3 Loan under our existing senior secured credit facilities.

Other Information:	The amount shown in the “As Adjusted” column under the caption “Capitalization” in the Preliminary Offering Memorandum for our senior secured credit facilities is hereby amended to $6,319.1 million representing $2,309.6 million of our Term B-3 Loan, after giving effect to this offering and the use of proceeds therefrom and $514.5 million, $1,634.7 million and $1,860.3 million of our Term B-1 Loan, Term B-4 Loan and Term B-5 Loan, respectively, outstanding as of December 31, 2018.

Trade Date:	March 14, 2019

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Settlement Date:

March 28, 2019 (T+10)

It is expected that delivery of the notes will be made against payment therefor on or about the tenth business day following the date of the pricing of the notes (this settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing of the notes or the next seven succeeding business days will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing of the notes or the next seven succeeding business days should consult their advisors.

Reference Treasury:	UST 2.25% due August 15, 2027

Spread to Treasury:	+291 bps

Denominations:	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ratings*:	[ ] (Moody’s/S&P)

Joint-Lead and Bookrunning Managers:	Morgan Stanley & Co. LLC Credit Suisse Securities (USA) LLC Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Oppenheimer & Co. Inc.

CUSIP:	144A: 78466C AC0 Reg S: U8526D AB2

ISIN:	144A: US78466CAC01 Reg S: USU8526DAB20

This material is strictly confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the notes or the offering. Please refer to the Preliminary Offering Memorandum for a complete description.

This communication is being distributed in the United States solely to Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States solely to non-U.S. persons as defined under Regulation S under the Securities Act. The notes have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirement.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant offering memorandum in making their investment decisions. This communication is not intended to be a

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confirmation as required under Rule 10b-10 of the Exchange Act. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

A copy of the Preliminary Offering Memorandum for the offering can be obtained from your Morgan Stanley sales person or Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036, Attention: High Yield New Issue Group.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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